UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Pitney Bowes Inc.

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On May 4, 2023, Pitney Bowes Inc. (the “Company”) issued the following press release in connection with the Company’s 2023 annual meeting of shareholders (the “Annual Meeting”). A copy of the press release can be found below:

Pitney Bowes Board Commits to Key Governance Enhancements

Will Submit a Proposal to Allow Shareholders to Call Special Meetings

Will Adopt Proxy Access Bylaws

STAMFORD, Conn., May 4, 2023 – Pitney Bowes (the “Company”) (NYSE:PBI), a global shipping and mailing company that provides technology, logistics, and financial services, today announced that its Board of Directors has approved two key governance enhancements. These changes reflect the Company’s ongoing commitment to best corporate governance practices.

The Board will submit a proposal at the 2024 annual meeting of shareholders to amend the Company’s certificate of incorporation to give shareholders the right to call special meetings of shareholders. If the proposal is approved, shareholders holding at least 25% of the outstanding shares of Company common stock may call a special meeting, provided that shareholders comply with customary procedures and requirements.

The Board has also approved the adoption of proxy access bylaws, which will allow shareholders to include their own director nominees in the Company’s proxy materials for its annual meetings. The proxy access bylaws will give a shareholder, or group of up to 20 shareholders, who own at least 3% of the Company’s outstanding shares of common stock continuously for three years the right to nominate the greater of two candidates or 20% of the Board for inclusion in the Company’s proxy materials, provided that shareholders comply with customary procedures and requirements. These bylaws will be adopted following the conclusion of the 2023 annual meeting of shareholders.

Bob Dutkowsky, Chair of the Board of Pitney Bowes, said “We believe that these changes are in the best interests of all shareholders and represent best practice in regards to corporate governance. They offer more avenues for our shareholders to directly opine on Board composition and hold us accountable. We continue to engage as always with our shareholders to understand their points of view.”

The Board continues to believe that its eight director nominees and Hestia nominee Katie May are the right Board to lead the Company forward and to drive Pitney Bowes’ strategic transformation and create sustainable value for shareholders.

VOTE THE GOLD PROXY CARD TODAY FOR ALL PITNEY BOWES’ RECOMMENDED DIRECTOR NOMINEES

The Board urges all shareholders to vote “FOR” all the nominees recommended by the Pitney Bowes Board (all eight Company nominees and the recommended Hestia nominee, Katie May) on the GOLD proxy card today. All Pitney Bowes shareholders of record as of the close of business on March 10, 2023 are entitled to vote in connection with the Annual Meeting. Please vote using one of the following methods:

Vote Online Go to the website identified on the enclosed GOLD proxy card or voting instruction form.	Vote by Mail If you received your Annual Meeting material by mail, you also may choose to grant your proxy by completing, signing, dating, and returning the enclosed GOLD proxy card.

For more information about the 2023 Annual Meeting, please visit: www.VoteforPitneyBowes.com. Shareholders who have any questions or need assistance voting may contact the Company’s proxy solicitor, Morrow Sodali LLC, toll-free at 1 (800) 662-5200.

About Pitney Bowes

Pitney Bowes (NYSE: PBI) is a global shipping and mailing company that provides technology, logistics, and financial services to more than 90 percent of the Fortune 500. Small business, retail, enterprise, and government clients around the world rely on Pitney Bowes to remove the complexity of sending mail and parcels. For the latest news, corporate announcements and financial results visit https://www.pitneybowes.com/us/newsroom.html. For additional information visit Pitney Bowes at www.pitneybowes.com.

Forward-Looking Statements

The above materials contain “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about future revenue and earnings guidance and future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. In particular, we continue to navigate the impacts of the Covid-19 pandemic (Covid-19) as well as the risk of a global recession, and the effects that they may have on our and our clients’ business. Other factors which could cause future financial performance to differ materially from expectations, and which may also be exacerbated by Covid-19 or the risk of a global recession or a negative change in the economy, include, without limitation, declining physical mail volumes; changes in postal regulations or the operations and financial health of posts in the U.S. or other major markets or changes to the broader postal or shipping markets; the loss of, or significant changes to, United States Postal Service (USPS) commercial programs, or our contractual relationships with the USPS or USPS’ performance under those contracts; our ability to continue to grow and manage volumes, gain additional economies of scale and improve profitability within our Global Ecommerce segment; changes in labor and transportation availability and costs; and other factors as more fully outlined in the Company’s 2022 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission (the “SEC”). Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Important Additional Information and Where to Find It

Pitney Bowes has filed a definitive proxy statement (the “Proxy Statement”) and other documents with the SEC in connection with its solicitation of proxies from shareholders in respect of the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS, INCLUDING PITNEY BOWES’ PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO AND THE ACCOMPANYING GOLD PROXY CARD, FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT PITNEY BOWES. Shareholders may obtain free copies of the Proxy Statement and other relevant documents that Pitney Bowes files with the SEC and on Pitney Bowes’ website at http://www.pitneybowes.com or from the SEC’s website at http://www.sec.gov.